Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Chairman Clarifies Estate Stock Purchase

PITTSBURGH, January 19, 2005 – John T. Ryan III, Chairman and CEO of MSA, Pittsburgh, Pa., today clarified the company’s position concerning the purchase by the company of the 1,042,000 shares from the estate of his mother, the late Mary Irene Ryan. Mr. Ryan, acting as the co-executor of the estate and trustee of a marital trust, offered the shares to the company for the purpose of paying the estate’s death taxes. A disinterested committee of the Board of Directors approved the purchase.

The company previously purchased shares from the estate of Mr. Ryan’s father, John T. Ryan, Jr. after he passed away in 1995.

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of more than $700 million, manufacturing operations throughout the United States and Europe, and more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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